Exhibit 99.1

Contact: Don Watson 602-631-7224

CSK Auto Corporation Announces Successful Completion of Refinancing and Revises Fiscal 2004 Guidance Upward

PHOENIX, AZ, January 16, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today the consummation of its refinancing. The components of the refinancing consist of the following:

•	CSK Auto, Inc. repurchased approximately $265 million, or approximately 94%, of its $280 million outstanding principal amount of 12% senior notes due 2006 pursuant to a cash tender offer commenced December 16, 2003. The tender offer expired at 12:00 midnight, New York City time, on January 15th. CSK Auto, Inc. also received the requisite consents to amend the indenture that will govern the remaining outstanding notes, which the Company expects to redeem in December 2004, the first time such notes become redeemable pursuant to the indenture governing the notes.

•	CSK Auto, Inc. amended and restated its senior credit facility, increasing the size of the facility from $325 million to $400 million and lowering the interest rate margin on the term loan portion of such facility by 50 basis points. The amended and restated senior credit facility is comprised of $145 million of revolving credit facilities maturing in June 2008 and $255 million of term loans maturing in June 2009.

•	CSK Auto, Inc. issued $225 million of 7% senior subordinated notes due 2014. The new notes will be unsecured general senior subordinated obligations of CSK Auto, Inc. Interest on the new notes is payable each January 15 and July 15 and the new notes will mature on January 15, 2014. The note offering was increased from $200 million due to strong investor demand.

“We are extremely pleased to close this refinancing on such favorable terms to the Company,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “The strong investor demand is a further indication of the continuing positive momentum resulting from our significantly improved financial condition and strong operating results. Completing this refinancing is another step in the Company’s strategic plan to reduce our overall cost of capital and improve our free cash flow.”

As a result of the refinancing, we expect pre-tax savings of approximately $12 million to $14 million in annual interest expense. Accordingly, this will increase our fiscal 2004 net income estimate from a range of $58 million to $61 million to a range of $65 million to $69 million. This results in an increase in diluted earnings per common share of $0.16 to $0.18, assuming approximately 47 million diluted shares outstanding. We are also increasing our fiscal 2004 free cash flow estimate to between $73 million and $83 million.

In connection with the refinancing, we expect to record a charge of approximately $44 million to $45 million ($27 million to $28 million after income taxes) in our fourth quarter ending February 1, 2004. This charge will consist of premiums paid upon retirement of CSK Auto, Inc.’s $265 million of 12% senior notes, the write-off of the unamortized debt discount associated with such notes, the write-off of certain unamortized debt issuance costs, and certain other fees and expenses associated with the refinancing, partially offset by a fair market value adjustment to the senior notes associated with the termination in June 2003 of an interest rate swap agreement. The actual amount of the charge will be determined upon final settlement of related costs and expenses.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.

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